U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 12b-25

                       NOTIFICATION OF LATE FILING

[  ] Form 10-K [  ] Form 20-F      [  ] Form 11-K
[X ] Form 10-Q [  ] Form N-SAR

For the period ended:     September 30, 2000
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     [  ] Transition Report on Form 10-K
     [  ] Transition Report on Form 20-F
     [  ] Transition Report on Form 11-K
     [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form N-SAR

For the transition period ended:______________

COMMISSION FILE NUMBER:        0-29138
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CUSIP number:
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                   NA
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PART I - REGISTRANT INFORMATION

                     INTELLECTUAL TECHNOLOGY, INC.
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                        (Full Name of Registrant)

                                   NA
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                      (Former name, if Applicable)

          1945 Camino Vida Roble, Suite O, Carlsbad, California 92008
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                (Address of principal executive offices)
                               (Zip Code)

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(b), the following should be completed. (check box if appropriate)

/X/  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; /X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
/ /  (c)  The accountant's statement or other exhibit required by Rule
          12B-25(c) has been attached if applicable.



PART III  - NARRATIVE

State below in reasonable detail the reasons why Forms 20-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period:

     The Company has not been able to compile the requisite financial data and other narrative information necessary to enable it to have sufficient time to complete the Company's Quarterly Report on Form 10-QSB by November 14, 2000, the required filing date, without unreasonable effort and expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Craig Litchin                    760                929-9789
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          (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report (s).
                                                       [ X ]  Yes [  ]  No
(3) Is it anticipated that any significant changes in results of operations from corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
     report or portion thereof?                        [   ] Yes  [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     INTELLECTUAL TECHNOLOGY, INC.
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              (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2000     By:  /s/    Craig Litchin
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                                        Craig Litchin
                                        Acting Chief Financial Officer